Exhibit 99.(n)

HARRIS ASSOCIATES INVESTMENT TRUST

Multi-Class Plan Pursuant to Rule 18f-3(d)

under the Investment Company Act of 1940

Harris Associates Investment Trust (the “Trust”) may offer different classes of shares of each series of the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “Act”) under the following Plan.1

1.             Classes Offered.  The Plan encompasses five classes of shares that may be offered as follows:

(a)           Investor Class (formerly known as Class I) shares to be sold and redeemed at net asset value.  Investor Class shares are subject to the payment of fees for sub-transfer agency services (“sub-TA services”) as set forth in the Trust’s Sub-Transfer Agent Fee Allocation Agreement (“Sub-TA Fee Agreement”) and for shareholder servicing as set forth in the Trust’s Shareholder Services Plan (“Shareholder Services Plan”). There is no minimum initial account size; however, this minimum investment requirement may be modified as described in each series’ then current prospectus or statement of additional information as from time to time in effect (“Registration Statement”).

(b)           Advisor Class shares to be sold and redeemed at net asset value.  Advisor Class shares are subject to the payment of fees for sub-TA services as set forth in the Sub-TA Fee Agreement and are not subject to shareholder servicing fees.  The minimum initial account size is $100,000; however, this minimum investment requirement may be modified or reduced as described in each series’ Registration Statement.

(c)           Institutional Class shares to be sold and redeemed at net asset value.  Institutional Class shares are subject to the payment of fees for sub-TA services as set forth in the Sub-TA Fee Agreement and are not subject to shareholder servicing fees.  The minimum initial account size is $250,000; however, this minimum investment requirement may be modified or reduced as described in each series’ Registration Statement.

(d)           R6 Class shares to be sold and redeemed at net asset value.  R6 Class shares are not subject to the payment of fees by the Trust for sub-TA services or for shareholder servicing.  The minimum initial account size is $1,000,000; however, this minimum investment requirement may be modified or reduced as described in each series’ Registration Statement.

1         Natixis Advisors LLC and its affiliated investment advisers, including Harris Associates L.P. (each a “Natixis affiliated advisor”) on behalf of the Natixis funds trusts and any existing and future series of existing and future open-end management investment companies managed by a Natixis affiliated advisor applied for and obtained an exemptive order from the Securities and Exchange Commission pursuant to Sections 6(c) and 17(b) of the 1940 Act for an exemption from certain provisions thereof and rules adopted thereunder (the “Exemptive Order”). The Exemptive Order was issued to the Trust and certain affiliated or associated persons on February 24, 2026 under file number 812-15627 and exempted the Trust from Sections 2(a)(32), 5(a)(1), 17(a)(1), 17(a)(2), 18(f)(1), 18(i), 22(d) and 22(e) of the 1940 Act and Rule 22c-1 under the 1940 Act so that each Fund may offer a class of exchange-traded shares that operates as an exchange-traded fund (an “ETF Class”) and one or more classes of shares that are not exchange-traded (each such class, a “Mutual Fund Class”). A Fund that offers an ETF Class and one or more Mutual Fund Classes in reliance on the Exemptive Order is referred to herein as a “Multi-Class ETF Fund.” See Natixis Funds Trust I, et al., Investment Company Act Release Nos. 35917 (notice) and 35985 (order); https://www.sec.gov/Archives/edgar/data/52136/000119312525233585/d939331d40appa.htm.

(e)           ETF Class shares will be offered only to authorized participants and in aggregations of such number of ETF Class shares as the Board of Trustees of the Trust (“Board” or “Trustees”) may from time to time authorize (a “Creation Unit”), usually in exchange for a basket of securities and/or an amount of cash. Transactions in Creation Units shall be subject to such creation and redemption fees, including standard and variable fees, as are described in a series’ Registration Statement relating to ETF Class shares. To be eligible to place orders with the principal underwriter of an ETF Class and to create a Creation Unit, an entity must be: (i) a broker-dealer or other participant in the clearing process through the Continuous Net Settlement System of the National Securities Clearing Corporation or (ii) a Depository Trust Company participant broker, and must have executed an agreement with the principal underwriter of the ETF Class with respect to creations and redemptions of Creation Units. Additional eligibility requirements may be specified in a series’ Registration Statement relating to ETF Class shares. Individual ETF Class shares of a series are generally only available for purchase and sale in the secondary market (i.e., on a national securities exchange) through a broker or dealer at market prices. Other transactions in ETF Class shares by other investors may be permitted if consistent with Rule 6c-11(a)(2) or the Exemptive Relief or if otherwise permitted by applicable law.

2.             Exchange Privileges. To the extent provided in the Registration Statement of the relevant series, each class of shares may be exchanged, at the holder’s option, for the same class of shares of another series that offers that class, or, for the Mutual Fund Class of shares, shares of any money market mutual fund approved by the Board for such exchange privilege.  To the extent provided in the Registration Statement of the relevant series, each Mutual Fund Class  of shares may be exchanged, at the holder’s option, for shares of another Mutual Fund Class of shares of the same series. All exchanges are subject to the eligibility requirements or other restrictions of the class of shares and series, including minimum investment requirements, to which the shareholder is exchanging.

3.             Conversion Privileges.

(a)            If an investor satisfies the relevant eligibility requirements described in the applicable series’ Registration Statement, the Trust may convert:

•	Investor Class shares to Advisor Class shares, Institutional Class shares or R6 Class shares.
•	Advisor Class shares to Institutional Class shares or R6 Class shares.
•	Institutional Class shares to R6 Class shares.

(b)           If an investor no longer satisfies the relevant eligibility requirements for Advisor Class shares, Institutional Class shares or R6 Class shares described in the applicable series’ Registration Statement, and dependent on eligibility for a different class of shares, the Trust may convert:

•	Advisor Class shares to Investor Class shares.
•	Institutional Class shares to Advisor Class shares or Investor Class shares.

•	R6 Class shares to Institutional Class shares or Advisor Class shares.

(c)           ETF Class shares of a Multi-Class ETF Fund may not be converted into Mutual Fund Class shares of the Multi-Class ETF Fund or another Fund, except that, when an ETF Class is terminated or where a Multi-Class ETF Fund merges into a Fund with no ETF Class, the ETF Class shares will be automatically converted to Mutual Fund Class shares of the same Multi-Class ETF Fund.

(d)           Mutual Fund Class shares of a Multi-Class ETF Fund may be converted to ETF Class shares issued by the same Fund only if a shareholder holds their Mutual Fund Class shares through an intermediary or other party whereby such conversions are permitted.

(e)           The Board may from time to time approve a plan of share class conversion for any class of shares.

4.             Redemption at the Option of the Trust.  The shares of each Mutual Fund Class may be redeemed at the option of the Trust if by reason of redemption the shareholder account falls below a minimum value from time to time determined by the Trustees (and set forth in the applicable Registration Statement), which minimum value may vary between the classes. In the case of an ETF Class, in accordance with Rule 6c-11 or the Exemptive Order, the Trust may redeem individual shares on the day of consummation of a reorganization, merger, conversion or liquidation, as applicable.

5.             Allocations.  Income, realized and unrealized capital gains and losses, and expenses not allocated to a particular class as provided below, shall be allocated to each class on the basis of relative net assets, relative number of shareholder accounts or another appropriate method.

Fees for exchange listing, ETF Class transfer agency expenses, ETF Class market maker incentive or liquidity support expenses, sub-TA services and shareholder servicing provided with respect to any class of shares of any series shall be allocated to that class.  To the extent practicable, other fees and expenses attributable to a particular class of shares of any series may be allocated to that class.

6.             Voting Rights.  All shares shall vote as a single class except, each class shall vote separately with respect to any matter that separately affects that class or as required by applicable law.  The shares of each class have one vote per share and a pro-rata fractional vote for a fraction of a share.

7.             Amendments.  Before any material amendments can be made to this Plan, a majority of the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the Act), must find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each class individually and the Trust as a whole.

8.             Limitation on Liability.  Consistent with the limitation of shareholder liability as set forth in the Trust’s Agreement and Declaration of Trust, any obligations assumed by any series or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant series and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other series or class of shares. All persons having any claim against the Trust, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant series and its assets, or class of shares and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.

9.             Additional Information.  This Plan is qualified by and subject to the terms of the Registration Statement for the applicable class of shares; provided, however, that none of the terms set forth in any such Registration Statement shall be inconsistent with the terms of the classes of shares contained in this Plan.  The Registration Statement for each class of shares contains additional information about that class of shares and a series’ multiple class structure.

As amended on November 5, 2026.